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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

     (Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     BERMEISTER                    KEVIN
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

     C/O BRILLIANT DIGITAL ENTERTAINMENT INC.
     6355 TOPANGA CANYON BOULEVARD, SUITE 120
--------------------------------------------------------------------------------
                                    (Street)

     WOODLAND HILLS                   CA                 91367
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     BRILLIANT DIGITAL ENTERTAINMENT, INC. (AMEX: "BDE")
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Year

     NOVEMBER 2000
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

     DECEMBER 8, 2000
================================================================================
6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)
     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

          PRESIDENT
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)
     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                            6.
                                                              4.                             5.             Owner-
                                                              Securities Acquired (A) or     Amount of      ship
                                                 3.           Disposed of (D)                Securities     Form:      7.
                                                 Transaction  (Instr. 3, 4 and 5)            Beneficially   Direct     Nature of
                                   2.            Code         ---------------------------    Owned at End   (D) or     Indirect
1.                                 Transaction   (Instr. 8)                   (A)            of Month       Indirect   Beneficial
Title of Security                  Date          -----------                  or             (Instr. 3      (I)        Ownership
(Instr. 3)                         (mm/dd/yy)     Code     V      Amount      (D)   Price    and 4)         (Instr.4)  (Instr. 4)
---------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                       11/16/00       P               650         A     $1.81                   D
---------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                       11/16/00       P               1,500       A     $1.87                   D
---------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                       11/17/00       P               5,500       A     $1.87                   D
---------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                       11/17/00       P               100         A     $1.75                   D
---------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                       11/17/00       P               2,000       A     $2.00                   D
---------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                       11/17/00       P               1,000       A     $2.12                   D
---------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                       11/17/00       X               405,000     A     $2.125                  I          BY MARKEV
                                                                                                                       SERVICES LLC
---------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                       11/22/00       P               1,000       A     $1.81                   D
---------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                       11/24/00       P               100         A     $1.81                   D
---------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                       11/24/00       P               1,400       A     $1.93                   D
---------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                       11/27/00       P               1,000       A     $1.68                   D
---------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                       11/28/00       P               1,000       A     $1.75                   D
---------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                       11/30/00       P               2,500       A     $1.50                   D
---------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                       11/30/00       P               1,500       A     $1.62                   D
---------------------------------------------------------------------------------------------------------------------------------




FORM 4 (continued)


---------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                       12/01/00       P        V      2,600       A     $1.62                   D
---------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                       12/01/00       P        V      400         A     $1.50                   D
---------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                       12/05/00       P        V      4,000       A     $1.50    1,223,850      D
=================================================================================================================================

                                                                         (Over)
                                                                 SEC 1472 (3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                 2.                                                                                       Deriv-    of
                 Conver-                    5.                                 7.                         ative     Deriv-   11.
                 sion                       Number of                          Title and Amount           Secur-    ative    Nature
                 or                         Derivative       6.                of Underlying     8.       ities     Secur-   of
                 Exer-             4.       Securities       Date              Securities        Price    Bene-     ity:     In-
                 cise     3.       Trans-   Acquired (A)     Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                 Price    Trans-   action   or Disposed      Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.               of       action   Code     of(D)            (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of         Deriv-   Date     (Instr.  (Instr. 3,       ----------------            or      Secur-   of        direct   Owner-
Derivative       ative    (Month/  8)       4 and 5)         Date     Expira-            Number  ity      Month     (I)      ship
Security         Secur-   Day/     ------   ------------     Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)       ity      Year)    Code V    (A)   (D)       cisable  Date     Title     Shares  5)       4)        4)       4)
---------------------------------------------------------------------------------------------------------------------------------
CALL OPTION      $2.125   11/17/00 X               405,000   04/15/99 04/15/01 COMMON    405,000
(RIGHT TO BUY)                                                                 STOCK
---------------------------------------------------------------------------------------------------------------------------------
CALL OPTION      $2.125   11/17/00 G                25,000   04/15/99 04/15/01 COMMON     25,000  $0.00
(RIGHT TO BUY)                                                                 STOCK
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

=================================================================================================================================

Explanation of Responses:




         /S/ KEVIN BERMEISTER                                  12/13/00
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

     * If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

     ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                          Page 2
                                                                 SEC 1472 (3-99)